Exhibit 15

REPURCHASE OPTION AGREEMENT

THIS REPURCHASE OPTION (this “Agreement”) is made as of the 15 day of December, 2003 by and among Critical Path, Inc., a California corporation (the “Company”), and CAMPINA ENTERPRISES LIMITED (“Campina”), CENWELL LIMITED (“Cenwell”), GREAT AFFLUENT LIMITED (“Great Affluent”), DRAGONFIELD LIMITED (“Dragonfield”) and LION COSMOS LIMITED (“Lion” and together with Campina, Cenwell, Great Affluent and Dragonfield, the “Purchasers”).

RECITALS:

WHEREAS, the Company and the Purchasers have entered into that certain Convertible Note Purchase and Exchange Agreement dated November 18, 2003 (the “Exchange Agreement”) whereby the Purchasers agreed to exchange the Company’s 5 ¾% Convertible Subordinated Notes (the “Notes”), due April 1, 2005 and held by the Purchasers as of the Subsequent Closing Date (as defined in the Exchange Agreement) into the Company’s Series E Redeemable Convertible Preferred Stock, par value $0.001 (the “Series E Preferred Stock”), at the rate of one share of Series E Preferred Stock for every $1.50 principal amount of Notes held by the Purchasers.

NOW, THEREFOR, in consideration of the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Grant of Option. The Purchasers hereby grant to the Company the right, but not the obligation, to repurchase up to ten million nine hundred thirty thousand (10,930,000) shares of Series E Preferred Stock (the “Call Option”) issuable to the Purchasers on exchange of the Notes (the “Option Shares”), from the Purchasers. The Call Option shall be exercised pro-ratedly from each of the Purchasers in proportion to their respective ownership of Series E Preferred Stock. The Call Option may only be exercised once, at any time after the issuance of the Series E Preferred Stock to the Purchasers, until ten (10) business days following the lapse of the Purchaser Subscription Privilege (as defined in the Exchange Agreement). The repurchase price for each Option Share being repurchased pursuant to the exercise of the Call Option shall be $1.50 (the “Option Purchase Price”). The Company hereby accepts the Call Option.

2. Exercise of Option. The Call Option may be exercised by the Company by giving five (5) days prior written notice of its exercise of the Call Option (a “Call Exercise Notice”) to the Purchasers setting forth the aggregate number of shares covered by the Call Exercise Notice and each of the Purchasers’ share of the Option Shares subject to the Call Exercise Notice as determined pursuant to Section 1 above.

3. Payment of Purchase Price and Delivery of the Option Shares. Upon receipt of a Call Exercise Notice, each Purchaser shall immediately deliver to the Company certificates evidencing, or statement showing the transfer from the relevant Purchasers to the Company’s designated securities account, at least the number of shares of Series E Preferred Stock representing the number of Option Shares covered by the Call Exercise Notice, together with appropriate stock powers in the form attached hereto. The Company, as consideration and in full payment for the Option Shares repurchased pursuant to a Call Exercise Notice, shall immediately pay to each Purchaser, its share of the Option Purchase Price, in immediately available funds by bank check or bank wire to the respective designated bank accounts of each Purchasers. The Company will issue or cause to be issued stock certificates for any shares of Series E Preferred Stock delivered to but not repurchased by the Company, if any, on the next business day following the delivery.

4. Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

5. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

8. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Repurchase Option Agreement as of the day and year first above written.

CRITICAL PATH, INC.:

By:	/s/ Michael Zukerman
Name:	Michael Zukerman
Title:	SVP

PURCHASERS:

CAMPINA ENTERPRISES LIMITED

By:	/s/ Ip Tak Chuen, Edmond
Name:	Ip Tak Chuen, Edmond
Title:	Director

CENWELL LIMITED

By:	/s/ Ip Tak Chuen, Edmond
Name:	Ip Tak Chuen, Edmond
Title:	Authorized Person

GREAT AFFLUENT LIMITED

By:	/s/ Ip Tak Chuen, Edmond
Name:	Ip Tak Chuen, Edmond
Title:	Director

DRAGONFIELD LIMITED

By:	/s/ Pau Yee Wan, Ezra
Name:	Pau Yee Wan, Ezra
Title:	Authorized Person

LION COSMOS LIMITED

By:	/s/ Pau Yee Wan, Ezra
Name:	Pau Yee Wan, Ezra
Title:	Director

STOCK ASSIGNMENT SEPARATE FORM CERTIFICATE

In consideration of the exercise of a call option by Critical Path, Inc., a California corporation (the “Company”), the undersigned, ____________________________ (the “Transferor”), subject to the receipt of consideration in full therefor from the Company, assigns, transfers and delivers to the Company, all of its right, title and interest in and to __________________ shares of the Company’s Series E Redeemable Convertible Preferred Stock standing in the name of the undersigned on the books of the Company.

Dated: _______________, 2004

Name of shareholder

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